Exhibit 99.1

Priceline.com Reports Financial Results for 2nd Quarter 2011

NORWALK, Conn., August 4, 2011. . . Priceline.com Incorporated (Nasdaq: PCLN) today reported 2nd quarter 2011 financial results for the Priceline Group. Second quarter gross travel bookings for the Group, which refers to the total dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers, were $5.8 billion, an increase of 70% over a year ago.

The Group had revenues in the 2nd quarter of $1.1 billion, a 44% increase over a year ago. The Group’s international operations contributed revenues in the 2nd quarter of $612.9 million, a 90% increase versus a year ago (approximately 71% on a local currency basis). The Group’s gross profit for the 2nd quarter was $749.2 million, a 68% increase from the prior year. International operations contributed gross profit in the 2nd quarter of $612.1 million, a 90% increase versus a year ago (approximately 71% growth on a local currency basis). The Group’s operating income in the 2nd quarter was $324.7 million, an 88% increase from the prior year. The Group had GAAP net income applicable to common shareholders for the 2nd quarter of $256.4 million, or $5.02 per diluted share, which compares to $115.0 million or $2.26 per diluted share, in the same period a year ago.

Non-GAAP net income in the 2nd quarter was $282.6 million, a 79% increase versus the prior year.  Non-GAAP net income was $5.49 per diluted share, compared to $3.09 per diluted share a year ago. As of August 4, 2011, First Call analyst consensus of non-GAAP net income per diluted share for the 2nd quarter 2011 was $4.91.  Adjusted EBITDA for the 2nd quarter 2011 was $349.1 million, an increase of 71% over a year ago. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and the attached financial and statistical supplement reconciles non-GAAP financial information with the Group’s financial results under GAAP.

“The Group benefitted from strong 2nd quarter performances by our global hotel and rental car businesses,” said Jeffery H. Boyd, President and Chief Executive Officer of the Priceline Group.  “Global hotel room nights increased 56% compared to last year, while global rental car days were up 55% for the 2nd quarter.  In general, our hotel booking business is benefitting from improving ADRs, continuing strength in our core markets, and high rates of growth in new markets, particularly Asia-Pacific, where both Booking.com and Agoda are performing well.”

Mr. Boyd continued, “Priceline.com’s airline ticketing business experienced its strongest quarterly growth in the last six quarters, with ticket sales up 7%, and opaque ticket sales well in excess of that.  Our airline partners participated more aggressively in our opaque service in the quarter’s high fare environment and priceline.com also benefitted competitively from having a larger complement of available airlines compared to other airline ticketing services.”

Looking forward, Mr. Boyd said, “Economic pressures around the world are giving leisure and business travelers ample reasons to look for maximum value in their travel spending.  As we enter the height of the summer travel season, we believe that the brands represented in the Priceline Group offer superior value to our customers and we continue to work toward extending our services to new markets and consumers around the world.”

The Priceline Group provided the following guidance for the 3rd quarter 2011:

•     Year-over-year increase in total gross travel bookings of approximately 47% - 52%.

•     Year-over-year increase in international gross travel bookings of approximately 62% -67% (an increase of approximately 49% - 54% on a local currency basis).

•     Year-over-year increase in domestic gross travel bookings of approximately 8% to 13%.

•     Year-over-year increase in revenue of approximately 37% to 42%.

•     Year-over-year increase in gross profit of approximately 54% to 59%.

•     Adjusted EBITDA of approximately $595 million to $615 million.

•     Non-GAAP net income of between $9.10 and $9.30 per diluted share.

Non-GAAP guidance for the 3rd quarter 2011:

•     excludes non-cash amortization expense of acquisition-related intangibles,

•     excludes non-cash stock-based compensation expense,

•     excludes non-cash interest expense and gains or losses on early debt extinguishment, if any, related to cash settled convertible debt,

•     excludes the impact, if any, of charges or benefits associated with judgments, rulings and/or settlements related to hotel occupancy tax proceedings,

•     excludes non-cash income tax expense and reflects the impact on income taxes of certain of the non-GAAP adjustments,

•     includes the additional impact of the non-GAAP adjustments described above on net income attributable to noncontrolling interests,

•     includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding related to outstanding convertible notes, and

•     includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because non-GAAP net income has been adjusted to exclude stock-based compensation.

In addition to the adjustments above, adjusted EBITDA excludes depreciation and amortization expense, interest income, interest expense, net income and loss attributable to noncontrolling interests, income taxes and includes the impact of foreign currency transactions and other expenses.

When aggregated, the non-GAAP adjustments are expected to increase adjusted EBITDA over GAAP net income by approximately $173 million in the 3rd quarter 2011.  In addition, the non-

GAAP adjustments are expected to increase non-GAAP net income over GAAP net income by approximately $41 million in the 3rd quarter 2011. On a per share basis, the Group estimates GAAP net income of approximately $8.37 to $8.57 per diluted share for the 3rd quarter 2011.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Group’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements.

The following factors, among others, could cause the Group’s actual results to differ materially from those described in the forward-looking statements:

• our ability to expand successfully in international markets;

• adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major supplier, or the outbreak of an epidemic or pandemic disease, such as the swine flu outbreak;

• fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

• the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering and the potential impact of “metasearch” initiatives by Google and other search engines upon which we rely for a significant amount of traffic;

• adverse changes in the Group’s relationships with suppliers, service providers and vendors which could include, without limitation, the withdrawal of suppliers from the Group’s systems (either “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

• an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which priceline.com is involved;

• the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

• systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• the ability to attract and retain qualified personnel;

• difficulties integrating recent or future acquisitions, such as the 2nd quarter 2010 acquisition of TravelJigsaw, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses; and

• legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Group’s actual results to differ materially from those described in the forward-looking statements, please refer to the Group’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA represents GAAP net income excluding depreciation and amortization expense, interest income, interest expense, net income and loss attributable to noncontrolling interests, income taxes and is adjusted for the non-GAAP adjustments relating to stock-based compensation expense, gains and losses on early debt extinguishment and charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings.

Adjusted EBITDA, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and, with respect to adjusted EBITDA, by which management is compensated.  The Group believes that adjusted EBITDA, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate the Group’s future on-going performance because they enable a more meaningful comparison of the Group’s projected cash earnings and performance with its historical results from prior periods and to those of its competitors. These non-GAAP metrics, in particular adjusted EBITDA, non-GAAP operating income, and non-GAAP net income are not intended to represent funds available for the Group’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

Non-GAAP financial information is adjusted for the following items:

•     Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•     Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•     Interest expense related to the amortization of debt discount and gains or losses on early debt extinguishment related to convertible debt are excluded because they are non-cash in nature.

•     Charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings are excluded because the amount and timing of these items are unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•     Income tax expense is adjusted for the tax impact of certain of the non-GAAP adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards.  In addition, the benefit in second quarter 2011 related to the reversal of a reserve for unrecognized tax benefits attributable to tax positions taken in 2010 is excluded because the amount and timing of this type of item is unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•     Net income and loss attributable to noncontrolling interest is adjusted for the impact of certain of the non-GAAP adjustments described above

•     For calculating non-GAAP net income per share:

•     net income is adjusted for the impact of the non-GAAP adjustments described above.

•     fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” which increases the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until shares are delivered, if ever.

•     additional unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of non-GAAP net income per share because non-GAAP net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles non-GAAP financial information with priceline.com’s financial results under GAAP.

About The Priceline Group
The Priceline Group (Nasdaq: PCLN) is a leader in global online hotel reservations, with over 190,000 participating hotels worldwide.  The Group is composed of four primary brands — Booking.com, priceline.com, Agoda.com and TravelJigsaw — and several ancillary brands. The Priceline Group provides online travel services in over 110 countries in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.

Booking.com is the number one online hotel reservation service in the world, offering over 155,000 hotels and is available in 43 languages.  Priceline.com gives U.S. leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.  Agoda.com is an Asia-based online hotel reservation service that is available in 37 languages.  TravelJigsaw is a multinational car hire service, offering its reservation services in over 4,000 locations.  Customer support is provided in 29 languages.

###

For Press Information: Brian Ek   (203) 299-8167  brian.ek@priceline.com

For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$611,249	$358,967
Restricted cash	1,079	1,050
Short-term investments	1,338,169	1,303,251
Accounts receivable, net of allowance for doubtful accounts of $5,788 and $6,353, respectively	321,358	162,426
Prepaid expenses and other current assets	52,721	61,211
Deferred income taxes	51,859	70,559
Total current assets	2,376,435	1,957,464

Property and equipment, net	49,346	39,739
Intangible assets, net	228,885	232,030
Goodwill	529,594	510,894
Deferred income taxes	158,658	151,408
Other assets	17,157	14,418

Total assets	$3,360,075	$2,905,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$127,794	$90,311
Accrued expenses and other current liabilities	267,888	243,767
Deferred merchant bookings	243,733	136,915
Convertible debt	486,778	175
Total current liabilities	1,126,193	471,168

Deferred income taxes	54,679	56,440
Other long-term liabilities	33,858	42,990
Convertible debt	—	476,230
Total liabilities	1,214,730	1,046,828

Redeemable noncontrolling interests	67,496	45,751
Convertible debt	88,222	38

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 57,540,672, and 56,567,236 shares issued, respectively	446	438
Treasury stock 7,770,795 and 7,421,128 shares, respectively	(799,106)	(640,415)
Additional paid-in capital	2,372,283	2,417,092
Accumulated earnings	396,528	69,110
Accumulated other comprehensive income (loss)	19,476	(32,889)
Total stockholders’ equity	1,989,627	1,813,336

Total liabilities and stockholders’ equity	$3,360,075	$2,905,953

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Merchant revenues	$530,530	$446,669	$985,334	$814,933
Agency revenues	569,181	317,512	920,603	530,755
Other revenues	3,005	3,258	6,098	6,144
Total revenues	1,102,716	767,439	1,912,035	1,351,832

Cost of revenues	353,489	322,184	657,001	587,462

Gross profit	749,227	445,255	1,255,034	764,370

Operating expenses:
Advertising - Online	236,282	132,518	421,391	245,627
Advertising - Offline	9,815	10,123	21,429	21,911
Sales and marketing	41,030	28,490	75,807	52,603
Personnel, including stock-based compensation of $13,113, $15,465, $27,106 and $27,374, respectively	85,766	62,850	160,988	112,628
General and administrative	29,736	22,462	55,614	40,493
Information technology	8,239	4,895	14,908	9,503
Depreciation and amortization	13,651	10,758	26,130	20,537

Total operating expenses	424,519	272,096	776,267	503,302

Operating income	324,708	173,159	478,767	261,068

Other income (expense):
Interest income	2,129	940	3,550	1,795
Interest expense	(7,795)	(9,267)	(15,510)	(14,072)
Foreign currency transactions and other	(2,451)	1,039	(9,523)	(2,092)
Total other income (expense)	(8,117)	(7,288)	(21,483)	(14,369)

Earnings before income taxes	316,591	165,871	457,284	246,699
Income tax expense	(60,314)	(51,275)	(96,993)	(78,228)
Net income	256,277	114,596	360,291	168,471
Less: net loss attributable to noncontrolling interests	(91)	(361)	(867)	(361)

Net income applicable to common stockholders	$256,368	$114,957	$361,158	$168,832

Net income applicable to common stockholders per basic common share	$5.16	$2.41	$7.29	$3.59

Weighted average number of basic common shares outstanding	49,718	47,791	49,519	47,054

Net income applicable to common stockholders per diluted common share	$5.02	$2.26	$7.06	$3.31

Weighted average number of diluted common shares outstanding	51,105	50,847	51,134	51,032

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2011	2010
OPERATING ACTIVITIES:
Net income	$360,291	$168,471
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,225	7,869
Amortization	16,905	13,597
Provision for uncollectible accounts, net	4,852	3,464
Deferred income taxes	19,870	24,043
Stock-based compensation expense and other stock-based payments	27,341	27,374
Amortization of debt issuance costs	1,113	1,893
Amortization of debt discount	10,553	9,466
Loss on early extinguishment of debt	32	8,108
Changes in assets and liabilities:
Accounts receivable	(154,216)	(85,516)
Prepaid expenses and other current assets	9,089	(9,636)
Accounts payable, accrued expenses and other current liabilities	204,307	123,843
Other	(9,860)	(960)
Net cash provided by operating activities	499,502	292,016

INVESTING ACTIVITIES:
Purchase of investments	(1,006,694)	(796,728)
Proceeds from sale of investments	1,025,514	470,198
Additions to property and equipment	(18,077)	(10,233)
Acquisitions and other equity investments, net of cash acquired	(67,074)	(110,972)
Proceeds from settlement of foreign currency contracts	—	32,478
Payments on foreign currency contracts	(33,764)	(4,283)
Change in restricted cash	(35)	(33)
Net cash used in investing activities	(100,130)	(419,573)

FINANCING ACTIVITIES:
Proceeds from the issuance of convertible debt	—	575,000
Payment of debt issuance costs	—	(13,334)
Payments related to conversion of convertible debt	(213)	(173,375)
Repurchase of common stock	(158,691)	(125,423)
Payments to purchase subsidiary shares from noncontrolling interests	(12,986)	—
Proceeds from the sale of subsidiary shares to noncontrolling interests	—	4,311
Proceeds from exercise of stock options	3,870	23,449
Excess tax benefit on stock-based compensation	12,173	2,335
Net cash (used in) provided by financing activities	(155,847)	292,963

Effect of exchange rate changes on cash and cash equivalents	8,757	(11,512)
Net increase in cash and cash equivalents	252,282	153,894
Cash and cash equivalents, beginning of period	358,967	202,141
Cash and cash equivalents, end of period	$611,249	$356,035

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$55,461	$31,002
Cash paid during the period for interest	$3,717	$776
Non-cash fair value adjustment for redeemable noncontrolling interests	$33,740	$—

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

		Three Months Ended June 30,		Six Months Ended June 30,
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA		2011	2010	2011	2010

	GAAP Net income applicable to common stockholders	$256,368	$114,957	$361,158	$168,832

(a)	Amortization of acquired intangible assets in Merchant revenues	—	929	—	929
(b)	Stock-based compensation	13,113	15,465	27,106	27,374
(c)	Depreciation and amortization	13,651	10,758	26,130	20,537
(d)	Interest income	(2,129)	(940)	(3,550)	(1,795)
(d)	Interest expense	7,795	9,267	15,510	14,072
(e)	Loss on early extinguishment of debt	32	2,857	32	8,109
(f)	Income tax expense	60,314	51,275	96,993	78,228
(g)	Net loss attributable to noncontrolling interests	(91)	(361)	(867)	(361)

	Adjusted EBITDA	$349,053	$204,207	$522,512	$315,925

		Three Months Ended June 30,		Six Months Ended June 30,
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME		2011	2010	2011	2010

	GAAP Net income applicable to common stockholders	$256,368	$114,957	$361,158	$168,832

(a)	Amortization of acquired intangible assets in Merchant revenues	—	929	—	929
(b)	Stock-based compensation	13,113	15,465	27,106	27,374
(e)	Debt discount amortization related to convertible debt	5,314	6,192	10,553	9,466
(e)	Loss on early extinguishment of debt	32	2,857	32	8,109
(h)	Adjustments for the tax impact of certain of the Non-GAAP adjustments and to exclude non-cash income taxes	12,257	11,317	17,705	18,447
(i)	Adjustment to income tax expense to exclude the benefit from the reversal of a reserve for unrecognized tax benefits	(12,528)	—	(12,528)	—
(j)	Amortization of acquired intangible assets in Depreciation and amortization	8,461	6,845	16,688	12,641
(k)	Impact on noncontrolling interests of certain other Non-GAAP adjustments	(456)	(409)	(1,119)	(409)

	Non-GAAP Net income applicable to common stockholders	$282,561	$158,153	$419,595	$245,389

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP		Three Months Ended June 30,		Six Months Ended June 30,
OPERATING INCOME		2011	2010	2011	2010

	GAAP Operating income applicable to common stockholders	$324,708	$173,159	$478,767	$261,068

(a)	Amortization of acquired intangible assets in Merchant revenues	—	929	—	929
(b)	Stock-based compensation	13,113	15,465	27,106	27,374
(a)	Amortization of acquired intangible assets in Depreciation and amortization	8,461	6,845	16,688	12,641

	Non-GAAP Operating income	$346,282	$196,398	$522,561	$302,012

	GAAP Gross profit	$749,227	$445,255	$1,255,034	$764,370
	Non-GAAP Operating income as a % of GAAP Gross profit	46.2%	44.1%	41.6%	39.5%

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME		Three Months Ended June 30,		Six Months Ended June 30,
PER DILUTED COMMON SHARE		2011	2010	2011	2010

	GAAP weighted average number of diluted common shares outstanding	51,105	50,847	51,134	51,032

(l)	Adjustment for Conversion Spread Hedges	—	(94)	—	(127)
(m)	Adjustment for restricted stock, restricted stock units and performance units	379	506	357	432

	Non-GAAP weighted average number of diluted common shares outstanding	51,484	51,259	51,491	51,337

	Net income applicable to common stockholders per diluted common share
	GAAP	$5.02	$2.26	$7.06	$3.31

	Non-GAAP	$5.49	$3.09	$8.15	$4.78

(a)	Amortization of acquired intangible assets is recorded in Merchant revenues and Depreciation and amortization.
(b)	Stock-based compensation is recorded in Personnel expense.
(c)	Depreciation and amortization are excluded from Net income to calculate Adjusted EBITDA.
(d)	Interest income and Interest expense are excluded from Net income to calculate Adjusted EBITDA.
(e)	Non-cash interest expense related to the amortization of debt discount and loss on early debt extinguishment are recorded in Interest expense and Foreign currency transactions and other, respectively.
(f)	Income tax expense is excluded from Net income to calculate Adjusted EBITDA.
(g)	Net loss attributable to noncontrolling interests is excluded from Net income to calculate Adjusted EBITDA.
(h)	Adjustments for the tax impact of certain of the Non-GAAP adjustments and to exclude non-cash income taxes.
(i)	Adjustment to income tax expense to exclude the benefit related to the reversal of a reserve for unrecognized tax benefits attributable to tax positions taken in 2010.
(j)	Amortization of acquired intangible assets is recorded in Depreciation and amortization.
(k)	Impact of other Non-GAAP adjustments on Net income attributable to noncontrolling interests.
(l)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(m)

Additonal shares of restricted common stock, restricted stock units and performance share units are included in the calculation of Non-GAAP net income per share because Non-GAAP net income has been adjusted to exclude stock-based compensation expense.

For a more detailed discussion of the adjustments described above, please see the section in our press release entitled “Non-GAAP Financial Measures” which provides a definition and information about the use of non-GAAP financial measures.

priceline.com Incorporated

Statistical Data

In millions

(Unaudited)

Gross Bookings	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11

Domestic	$964	$999	$831	$989	$1,154	$1,121	$902	$1,129	$1,308
International**	1,415	1,724	1,433	1,975	2,256	2,885	2,363	3,536	4,472
Total	$2,379	$2,723	$2,264	$2,965	$3,410	$4,006	$3,265	$4,665	$5,780

Agency	$1,825	$2,131	$1,766	$2,374	$2,683	$3,168	$2,557	$3,781	$4,725
Merchant**	555	592	498	591	727	838	708	884	1,055
Total	$2,379	$2,723	$2,264	$2,965	$3,410	$4,006	$3,265	$4,665	$5,780

Year/Year Growth
Domestic	10.6%	24.9%	20.6%	16.2%	19.6%	12.2%	8.5%	14.1%	13.4%
International	14.3%	37.8%	81.0%	80.8%	59.5%	67.3%	64.9%	79.0%	98.2%
excluding F/X impact	32.4%	48.5%	69.5%	72.8%	67.1%	78.0%	70.7%	78.1%	78.5%

Agency	10.1%	32.9%	59.4%	61.5%	47.0%	48.7%	44.8%	59.3%	76.1%
Merchant	22.4%	32.6%	33.5%	24.8%	31.1%	41.4%	42.1%	49.5%	45.1%

Total	12.8%	32.8%	52.9%	52.5%	43.3%	47.1%	44.2%	57.3%	69.5%

Units Sold	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11

Hotel Room-Nights	15.7	17.9	14.6	20.0	23.2	27.5	22.0	31.2	36.1
Year/Year Growth	44.0%	56.3%	59.9%	56.8%	48.2%	54.1%	50.6%	55.8%	55.6%

Rental Car Days	3.2	2.6	2.4	3.0	4.3	5.1	3.9	4.9	6.6
Year/Year Growth	15.0%	11.6%	6.6%	-0.9%	32.0%	97.3%	65.4%	64.7%	54.6%

Airline Tickets	1.6	1.5	1.3	1.5	1.6	1.5	1.3	1.6	1.7
Year/Year Growth	13.9%	30.2%	16.2%	2.8%	4.1%	-4.6%	-2.3%	2.1%	7.3%

	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11

Revenue	$603.7	$730.7	$541.8	$584.4	$767.4	$1,001.8	$731.3	$809.3	$1,102.7
Year/Year Growth	17.5%	30.1%	33.4%	26.5%	27.1%	37.1%	35.0%	38.5%	43.7%

Gross Profit	$305.2	$434.0	$313.2	$319.1	$445.3	$666.2	$478.4	$505.8	$749.2
Year/Year Growth	20.3%	37.3%	52.7%	53.2%	45.9%	53.5%	52.8%	58.5%	68.3%

Gross bookings is an operating and statistical metric that captures the total dollar value, generally inclusive of taxes and fees, of all travel services booked by customers.

**Includes gross bookings of TravelJigsaw in the second quarter of 2011 and in each of the previous quarters since acquisition in May 2010 of $154.0 million, $95.7 million, $55.0 million, $85.8 million, and $43.9 million, respectively.